Exhibit 4.4

UNUM EUROPEAN HOLDING COMPANY LIMITED SAVINGS-RELATED SHARE OPTION SCHEME 2021

1.	DEFINITIONS AND INTERPRETATION
In this Scheme, the following words and expressions shall, where the context so permits, have the following meanings:

“Acquisition Price”	means the price at which each Share subject to an Option may be acquired on the exercise of that Option, being (subject to Rule 10) the higher of:
(a) ninety per cent (90%) of the Market Value of a Share on the day preceding the date that the invitation to apply for that Option was issued pursuant to Rule 2; or
(b) if Shares are to be subscribed for, the nominal value of a Share;
“Appropriate Period”	means the applicable period prescribed in paragraph 38 of Schedule 3;
“Associated Company”	has the meaning it bears in paragraph 47 of Schedule 3;
“Auditors”	means the auditors for the time being of Unum Group (acting as experts and not as arbitrators);
“Bonus”	means any sum payable by way of bonus under a Savings Contract being the additional payment made by the nominated Savings Authority when repaying contributions under a Savings Contract and:
(a) “Three Year Bonus” shall mean the Bonus payable under a Three Year Savings Contract; and
(b) “Five Year Bonus” shall mean the Bonus payable on the first date on which a Bonus is payable under a Five Year Savings Contract;
“Bonus Date”	means the earliest date on which the relevant Bonus is payable;
“Constituent Company”	means Unum Group and any other company which is for the time being nominated by the board of Unum Group to be a Constituent Company being:
(a) a company of which Unum Group has Control; or
(b) a jointly owned company which:
(i) is not under the Control of any single person; and
(ii) is under the joint Control of the Unum Group and one other person; and
(iii)
is not a participating company in any savings-related share option scheme established by any other company and which is either approved by HMRC under Schedule 3, or a Schedule 3 SAYE option scheme (within the meaning of paragraph 1 of Schedule 3); or

(c)
a company which is under the Control of a jointly owned company which satisfies the conditions in paragraph (b) above and which itself satisfies the condition in sub-paragraph (iii) thereof provided that if any company which has been nominated as a Constituent Company by virtue of satisfying the conditions in paragraphs (b) or (c) above shall cease to satisfy any of those conditions (unless as a consequence of such cessation it becomes under the Control of Unum Group) it shall forthwith cease to be a Constituent Company;

“Control”	has the meaning given by section 995 of the Income Tax Act of 2007;
“Date of Grant”	means, in relation to any Option, the date on which the Option is, was or is to be granted;
“Dealing Day”	means any weekday (excluding Saturday) which is not a statutory, public or bank holiday in either the United Kingdom or the United States of America;
“Eligible Employee”	means:

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(a) any employee of any Constituent Company, or
(b) any director of any Constituent Company who devotes to his duties 25 hours or more per week (excluding meal breaks), in each case who:
(i) had on the day preceding the date of issue of the relevant invitations pursuant to Rule 2.1 been such an employee or director for 6 weeks or more, and;
(ii) is chargeable to tax in respect of his office or employment under section 15 of ITEPA; or
(c) any other director or employee of any Constituent Company whom the board of Unum European Holding Company Limited may in its discretion and from time to time select;
“HMRC”	means Her Majesty’s Revenue & Customs;
“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003;
“Key Feature”	means a provision of this Scheme which is necessary in order to meet the requirements of Schedule 3;
“Market Value”	means in relation to a Share:
(a)
if the Shares are not listed on the New York Stock Exchange or other recognised stock exchange (within the meaning of section 1005 of the Income Tax Act 2007), the market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance for the purposes of this Scheme with HMRC Shares and Assets Valuation; or

(b)
if the Shares are listed on the New York Stock Exchange or other recognised investment or stock exchange, the closing market quotation of the New York Stock Exchange, as reported in the Wall Street Journal, for the Dealing Day preceding the relevant date of invitation to apply for the Option to acquire such Shares issued pursuant to Rule 2;

“Maximum Contribution”
means the maximum permitted aggregate Monthly Contribution which may be made under all Savings Contracts linked to Options granted to a participant under this Scheme or any other savings-related share option scheme notified to HMRC under Schedule 3, being the lesser of:

(a) £500 per month (or, if greater, the maximum amount specified in paragraph 25(3)(a) of Schedule 3); and
(b) such other maximum as may be determined from time to time by the board of Unum European Holding Company Limited;
“Monthly Contribution”	means the monthly savings contribution (being a multiple of £1 and no less than £10) agreed to be paid by an Optionholder under his Savings Contract;
“Option”	means a right to acquire Shares by purchase or subscription granted (whether by Unum European Holding Company Limited or a third party) pursuant to this Scheme;
“Optionholder”	means an Eligible Employee to whom an Option has been granted under this Scheme, or his personal representatives;
“Option Certificate”	means a certificate issued to an Optionholder in respect of any Option;
“Personal Data”
means any personal information which could identify an Optionholder, including but not limited to, the Optionholder's date of birth, home address, telephone number, e-mail address or National Insurance number;

“Savings Authority”
means the building society, bank or Department of National Savings recognised by the board of Unum European Holding Company Limited from time to time for the purpose of receiving Monthly Contributions under Savings Contracts;

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“Savings Contract”
means a contract under a certified SAYE savings arrangement (within the meaning of section 703 of the Income Tax (Trading and Other Income) Act 2005) approved by HMRC for the purpose of Schedule 3 and “Three Year Savings Contract” and “Five Year Savings Contract” shall be construed accordingly;

“Schedule 3”	means Schedule 3 to ITEPA;
“this Scheme”	means the Unum European Holding Company Limited Savings-Related Share Option Scheme 2021 constituted and governed by these Rules, as from time to time amended;
“Share”	means common stock in the capital of Unum Group which satisfies the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3;
“Subsisting Option”	means an Option which has neither lapsed nor been exercised; and
“Unum Group”
means Unum Group, a Delaware general business corporation whose principal executive offices are at 1 Fountain Square, Chattanooga, Tennessee 37402, United States of America, and including any delegates of Unum Group as may be set forth in this Scheme.

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural and vice versa and words importing the masculine shall include the feminine and vice versa.

2.	INVITATIONS TO APPLY FOR OPTIONS

2.1
The board of Unum European Holding Company Limited may, if in their absolute discretion they think fit, invite all Eligible Employees to apply for the grant of Options. Such invitations shall be made on identical terms to all Eligible Employees at such times as the board of Unum European Holding Company Limited shall direct.

2.2
Invitations shall be made in writing and shall include details of the following matters which shall be determined by the board of Unum European Holding Company Limited in accordance with any resolution or other actions by the Human Capital Committee of Unum Group:

(a)	the Acquisition Price at which each Share may be acquired on the exercise of an Option granted in response to the application;

(b)	the latest date by which applications must be received, being neither earlier than 14 days nor later than 21 days after the date of the invitations;

(c)	the Maximum Contribution; and

(d)	whether the applicable Savings Contract is:

(i)	a Three Year Savings Contract;

(ii)	a Five Year Savings Contract; or

(iii)	either a Three Year Savings Contract or a Five Year Savings Contract, as the applicant shall select.

(e)	whether or not the Shares may be subject to any restrictions (as defined in paragraph 48(3) of Schedule 3) and if they are, the details of the restrictions.

2.3	Each invitation shall be accompanied by:

(a)	a proposal form for a Savings Contract; and

(b)	an application form.

2.4	An application form shall be in such form as the board of Unum European Holding Company Limited may from time to time prescribe save that it must provide for the applicant to state:

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(a)	the Monthly Contribution (being a multiple of £1 and not less than £10) which he wishes to make under the related Savings Contract;

(b)
that his proposed Monthly Contribution (when taken together with any Monthly Contribution he makes under any other Savings Contract linked to an Option granted to him under this Scheme or any other savings-related share option scheme which is either approved by HMRC under Schedule 3 or a Schedule 3 SAYE option scheme (within the meaning of paragraph 1 of Schedule 3)) will not exceed the Maximum Contribution specified in the invitation; and

(c)	if the board of Unum European Holding Company Limited has determined that an applicant may select either a Three Year Savings Contract or a Five Year Savings Contract, his selection in that respect.

2.5
Each application shall provide that, in the event of scaling down in accordance with Rule 3, the board of Unum European Holding Company Limited is authorised by the applicant to modify his application to apply such scaling down.

2.6
Each application shall be deemed to be for an Option over the largest whole number of Shares as can be acquired at the Acquisition Price with the expected repayment under the related Savings Contract at the appropriate Bonus Date.

3.	SCALING DOWN

3.1
To the extent that valid applications are received in excess of any maximum number of Shares which may be determined by the board of Unum Group or, in the absence of any such determination after the effective date of this Scheme, the limit in Rule 5, including any reductions provided for therein, the board of Unum European Holding Company Limited shall scale down applications to the extent necessary in one of the following ways as may be determined by it in its discretion:

(a)	in the event that the applicable Savings Contracts are Five Year Savings Contracts or applicants are permitted to select Five Year Savings Contracts:

(i)	by treating all Five Year Savings Contracts as Three Year Savings Contracts; and then so far as necessary

(ii)	first by reducing pro rata the proposed monthly contributions in excess of £10 and then, so far as necessary selecting by lot;
or

(b)	alternatively, by reducing pro rata the proposed Monthly Contributions in excess of £10 and then, so far as necessary, selecting by lot.

3.2
Each application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the board of Unum European Holding Company Limited shall complete each Savings Contract proposal form to apply any reduction in Monthly Contributions resulting therefrom.

4.	GRANT OF OPTIONS

4.1
No later than 30 days (or 42 days in the event that applications are scaled down under Rule 3) after the day by reference to which the Acquisition Price was fixed, the board of Unum European Holding Company Limited shall grant to each applicant who is still at the Date of Grant an Eligible Employee and is not precluded from participation in this Scheme by virtue of paragraph 10 of Schedule 3 an Option over the number of Shares for which, pursuant to Rule 2.6 and subject to Rule 3 he is deemed to have applied.

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4.2	As soon as is practicable after having granted an Option to an Eligible Employee the board of Unum European Holding Company Limited shall issue to him an Option Certificate in respect of such Option.

4.3	The Option Certificate shall be in such form, not inconsistent with these Rules, as the board of Unum European Holding Company Limited shall determine from time to time and shall state:

(a)	the Date of Grant of the Option; and

(b)	the Acquisition Price payable for each Share under the Option.

4.4
Subject to the right of an Optionholder’s personal representatives to exercise an Option as provided in Rule 6.4, every Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged. Any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each Option Certificate shall carry a statement to this effect.

5.	SCHEME LIMITS

5.1
The maximum number of Shares which may be allocated for subscription or purchase under this Scheme shall not exceed 200,000 Shares of Unum Group’s issued common stock, as adjusted pursuant to Rule 10 below, if applicable.

5.2	For the purpose of the limit contained in Rule 5.1:

(a)	any Shares which are already in issue when placed under Option; and

(b)	any Shares comprised in any Option which is exercised,
shall be included for the purpose of calculating the number of Shares under option as well as the number of Shares available for placing under Option. For the avoidance of doubt, any Shares granted under an option that has lapsed without exercise (in whole or in part) shall be excluded for the purpose of calculating the number of Shares under Option as well as the number of Shares available for placing under Option, for the purpose of the limit contained in Rule 5.1.

5.3
No Option shall be granted to an Eligible Employee if the Monthly Contribution under the related Savings Contract would, when added to the Monthly Contributions then being made under any other Savings Contract, exceed the maximum specified in paragraph 25 of Schedule 3.

6.	RIGHTS OF EXERCISE OF OPTIONS

6.1	Save as provided

(a)	in Rules 6.4, 6.5 and 6.7, and subject to Rule 7 an Option may be exercised only during the period commencing with the Bonus Date under the related Savings Contract; and

(b)	in Rules 6.4(a) and (b), an Option may not be exercised after the expiry of the period of six months following the relevant Bonus Date.

6.2	Save as provided in Rules 6.4 and 6.5, an Option may only be exercised by an Optionholder while he is a director or employee of a Constituent Company or an Associated Company of a Constituent Company.

6.3	An Option may be exercised by the personal representatives of a deceased Optionholder:

(a)	during the period of one year following the date of the Optionholder’s death if such death occurs before the Bonus Date; or

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(b)	during the period of one year following the Bonus Date if the Optionholder’s death occurs within the period of six months after the Bonus Date.

6.5	If an Optionholder ceases to be an Eligible Employee by reason of:

(a)	injury or disability (evidenced to the satisfaction of Unum European Holding Company Limited); or

(b)	redundancy (within the meaning of the Employment Rights Act 1996 or Employment Rights (Northern Ireland) Order 1996; or

(c)	retirement; or

(d)	a service provision charge or the transfer of the business, undertaking or part-undertaking in which the Optionholder is employed to a person other than a Constituent Company; or

(e)	the company by which the Optionholder is employed ceasing to be under the Control of Unum Group; or

(f)	the circumstances described in paragraph 34(2)(d) of Schedule 3; or

(g)	provided more than three years have elapsed since the relevant Date of Grant:

(i)	early retirement by agreement with his employer; or

(ii)
pregnancy, and for the purposes of this Scheme, a woman who leaves employment due to pregnancy or confinement will be regarded as having left such employment on the earlier of the date she notifies the relevant Constituent Company of her intention not to return and the last day of the 52 week period of maternity leave; or

(iii)	where an individual gives notification that they will not be returning from parental leave (within the meaning of the Employment Relations Act 1999), the Option may be exercised within the period of six months following such cessation provided that if at a Bonus Date an Optionholder has ceased to hold any office or employment with a Constituent Company but holds an office or employment within an Associated Company or a company under the Control of Unum Group he may exercise an Option within six months of that Bonus Date.

6.6	An Option shall lapse on the occurrence of the earliest of the following:

(a)	subject to Rule 6.6(b), the expiry of the period of six months following the Bonus Date; or

(b)	where the Optionholder has died, the expiry of the period during which the Option may be exercised in accordance with Rules 6.4(a) or (b); or

(c)
subject to Rule 9, the expiry of any of the applicable periods specified in Rules 6.4 and 6.5 and Rules 8.1, 8.2 and 8.3 but where an Optionholder dies while time is running under Rule 6.5, the Option shall not lapse until the expiry of the relevant period in Rule 6.4(a) or (b); or

(d)
the date on which an Optionholder ceases to be a director or employee of any Constituent Company or any Associated Company of Unum Group for any reason other than his death or those specified in Rule 6.5; or

(e)
the date which is six months after the date on which a resolution is passed by either or both of Unum Group or Unum European Holding Company Limited, or an order is made by an appropriate court having jurisdiction over Unum Group or Unum European

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Holding Company Limited, or both, as the case may be (a “Court”), for the compulsory winding up of either or both of Unum Group or Unum European Holding Company Limited; or

(f)	the date on which the Optionholder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option.

7.	EXERCISE OF OPTIONS

7.1	No Option may be exercised at any time when the Shares which may thereby be acquired do not satisfy the conditions specified in paragraph 18 to 22 of Schedule 3.

7.2
An Option may only be exercised with monies not exceeding the amount of repayment (including any Bonus or interest) made under the related Saving Contract. For this purpose, repayment under the Savings Contract shall exclude the repayment of any Monthly Contribution the due date for payment of which falls more than one month after the date on which repayment is made.

7.3
Save as otherwise provided in this Scheme, an Option shall be exercisable in whole or in part by notice in writing (in the form prescribed by Unum European Holding Company Limited) given by the Optionholder (or his personal representatives, as the case may be) to Unum European Holding Company Limited. The notice of exercise of the Option shall be accompanied by the relevant Option Certificate and a remittance for the aggregate of the Acquisition Prices payable.

7.4
Within 30 days of receipt of a notice of exercise, the Option Certificate and the appropriate remittance, the board of Unum European Holding Company Limited shall procure the allotment or procure the transfer of the Shares in respect of which the Option has been validly exercised and shall issue a definitive certificate in respect of the Shares allotted or transferred unless the board of Unum European Holding Company Limited considers that such allotment or transfer would not be lawful in the relevant jurisdiction.

7.5
Shares allotted under this Scheme shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and, in the case of a transfer of existing Shares, the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

7.6	When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

7.7
If and so long as the Shares are listed on The New York Stock Exchange, Unum Group shall apply to The New York Stock Exchange for any Shares allotted under this Scheme to be listed on the New York Stock Exchange.

8.	TAKEOVERS AND LIQUIDATIONS

8.1	If any person obtains Control of Unum Group as a result of making:

(a)
a general offer to acquire the whole of the issued common stock of Unum Group which is made on a condition such that it is satisfied the person making the offer will have Control of the company for which it made the general offer; or

(b)	a general offer to acquire all the shares in Unum Group which are of the same class as the Shares, then any Subsisting Option may be exercised within six months of the time when the person making the offer has obtained Control of Unum Group and any condition subject to which the offer is made has been satisfied. For the purposes of this Rule 8.1 a person shall be deemed to have obtained Control of Unum Group if he and others acting in concert with him have together obtained Control of it.

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8.2
In Rule 8.1, references to the issued common stock of Unum Group does not include any common stock already held by the person making the offer or a person connected with that person and references to shares in the Unum Group does not include any shares in the Unum Group already held by the person making the offer or a person connected with that person. It does not matter, for the purposes of Rule 8.1 if the general offer is made to different persons by different means.

8.3
If, under section 899 of the Companies Act 2006 or relevant equivalent legislation in the United States of America, a Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of Unum Group or its amalgamation with any other company or companies, any Subsisting Option may be exercised upon a Court sanctioning such compromise or arrangement, or within six months of a Court sanctioning such compromise or arrangement.

8.4
If any person becomes bound or entitled to acquire Shares in Unum Group under sections 979 to 982 or 983 to 985 of the Companies Act 2006 or relevant equivalent legislation in the United States of America any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

8.5	If a Foreign Company Reorganisation is effected which is applicable to or affects:

(a)	all the issued common stock of Unum Group or all the shares of the same class as the Shares; or

(b)
all the shares, or all the shares of that same class, which are held by a class of shareholders identified other than by reference to their employments or directorships or their participation in a Schedule 3 SAYE option scheme (as defined in Paragraph 40A of Schedule 3);

then any Subsisting Option may be exercised within six months of the date on which the Foreign Company Reorganisation becomes binding on the shareholders or stockholders covered by it.

8.6	For the purposes of Rule 8.4, a Foreign Company Reorganisation is an arrangement made in relation to a company under the law of a territory outside the United Kingdom:

(a)
which gives effect to a reorganisation of the company’s share capital by the consolidation of shares of different classes, or by the division of shares into shares of different classes or by both of these methods; and

(b)
which is approved by a resolution of the members of the relevant company in circumstances where the members voting in favour of approving the arrangement represent more than 50% of the total voting rights of all the members having the right to vote on the issue.

8.7	If Unum Group passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

8.8
If a change of Control occurs in the circumstances described in Rule 8.1 or as a result of an event specified in Rule 8.3, 8.4 or 8.5 and, as a result of the change of Control, Shares will no longer satisfy the requirements of Part 4 of Schedule 3, Options may be exercised with the period of 20 days following the change of Control. If the Option is not exercised, the Option will lapse on the expiry of 20 days following the change of Control.

8.9
If the board of Unum Group reasonably expects an event as described in either of Rules 8.1, 8.3, 8.4 or 8.5 to occur, it may make arrangements permitting Options to be exercised for a period of 20 days ending with that event. If an Option is exercised under this Rule, it will be treated as having been exercised in accordance with either Rule 8.1, 8.3, 8.4 or 8.5, as appropriate. If the board of Unum Group makes arrangements for the exercise of Options under this Rule 8.9 in respect of an event, then unless the board determines otherwise any Option not

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exercised in accordance with those arrangements will lapse on the date of the relevant event, and if the relevant event does not occur within 20 days of the date of purported exercise, the Option shall be treated as not having been exercised.

9.	EXCHANGE OF OPTIONS ON A TAKEOVER

9.1
Notwithstanding the provisions of Rule 8, if any company (“the Acquiring Company”) obtains Control of Unum Group or becomes bound or entitled to acquire shares in Unum Group within any of the sets of circumstances specified in Rules 8.1, 8.3, 8.4 and 8.5, any Optionholder may at any time within the Appropriate Period, by agreement with the Acquiring Company, release each Subsisting Option (“the Old Option”) in consideration of the grant to him of a new Option (“the New Option”) which satisfies the conditions that it:

(a)	is over shares in the Acquiring Company or some other company falling within paragraph 39(2)(b) of Schedule 3, which satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3;

(b)
is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate market value equal to the aggregate market value of the Shares subject to the Old Option immediately before its release;

(c)
has an Acquisition Price per share such that the aggregate price payable on the complete exercise of the New Option equals the aggregate price which would have been payable on complete exercise of the Old Option; and

(d)	is otherwise identical in terms to the Old Option.
Where any New Options are granted pursuant to this Rule 9.1 they shall be regarded for the purposes of the subsequent application of the provisions of this Scheme as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted, Rules 6, 7, 8, 9, 10, 14.2, 14.3, 14.4 and 14.5 (and, in relation to expressions used in those Rules, Rule 1) of this Scheme shall, in relation to the New Options, be construed as if references to Unum Group and to the Shares were references to the Acquiring Company and to shares in the Acquiring Company or, as the case may be, to the other company to whose shares the New Options relate and to the shares in that other company, but references to Constituent Company shall continue to be construed as defined herein.

9.2
For the purpose of Rule 9.1(b), the relevant market values shall be determined using a methodology agreed with HM Revenue & Customs, and without reference to any restrictions (as defined in paragraph 48(3) of Schedule 3) to which the relevant Shares may be subject.

9.3
As soon as practicable after having granted the New Option in accordance with the provisions of Rule 9.1 the Acquiring Company shall issue an Option Certificate in respect of such Option or shall procure that such an Option Certificate is issued. The Option Certificate shall state:

(a)	the date on which the Old Option (which has been released in consideration of the grant of the New Option) was granted;

(b)	the number and class of shares subject to the New Option;

(c)	the Acquisition Price payable for each share under the New Option;

(d)	the last date on which a notice exercising the New Option can be given, and subject as aforesaid shall be issued in such form and manner as the board of Unum European Holding Company Limited may from time to time prescribe.

9.3	Unum Group will remain the scheme organizer (as defined in paragraph 2(2) of Schedule 3) following the release of the Old Options and the grant of any New Options.

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9.4
Where in accordance with Rule 9.1 Subsisting Options are released and New Options granted, the New Option shall not be exercisable in accordance with Rules 8.1 to 8.5 by virtue of the event by reason of which the New Options were granted.

10.	VARIATION OF SHARE CAPITAL

10.1
In the event of any capitalisation, consolidation, sub-division, reorganization or reduction of the share capital of Unum Group and in respect of any discount element in any rights issue or any other variation in the share capital of Unum Group:

(a)	the number and description (but not the class) of Shares or other securities comprised in an Option;

(b)	their Acquisition Price; and

(c)
where an Option has been exercised but no Shares have been allotted or transferred in satisfaction of such exercise, the number and description (but not the class) of Shares or other securities to be so allotted or transferred and their Acquisition Price, shall be varied in such manner as the board of Unum Group determines to be appropriate and (save in the event of a capitalisation) the Auditors shall confirm in writing to be in their opinion fair and reasonable, provided:

(d)	that no variation shall be made which would result in the Acquisition Price for an allotted Share being less than its nominal value;

(e)	that the total Market Value of Shares is subject to the Option is substantially the same immediately after the variation or variations as it was immediately before the variation or variations;

(f)	that the total Acquisition Price immediately after the variation or variations is substantially the same as it was immediately before the variation or variations;

(g)
the aggregate amount payable on the exercise of an Option in full is neither materially changed nor is increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date; and

(h)	following the adjustment the Shares continue to satisfy the conditions specified in paragraphs 18 to 22 of Schedule 3.

10.2
The board of Unum Group may take such steps as it may consider necessary to notify Optionholders of any adjustments made under Rule 10.1 and to call in, cancel, endorse, issue or re-issue any Option Certificate consequent upon such adjustment.

11.	ADMINISTRATION

11.1	The board of Unum Group shall have power from time to time

(a)	to make and vary such regulations (not being inconsistent with this Scheme) for the implementation and administration of this Scheme as they think fit; and

(b)
to delegate some or all of its powers to a Committee consisting of not less than one person including a ‘direct delegate’ or an ‘indirect delegate.’ A direct delegate for these purposes is the Human Capital Committee of Unum Group and an indirect delegate for these purposes is the CEO, or the Senior Vice President of Human Resources of Unum Group.

11.2
The decision of the board of Unum Group shall be final and binding in all matters relating to this Scheme (other than in the case of matters to be determined or confirmed by the Auditors in accordance with this Scheme).

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11.3	The costs of establishing and administering this Scheme shall be borne by Unum European Holding Company Limited.

11.4
Neither Unum Group nor Unum European Holding Company Limited shall be obliged to provide Eligible Employees or Optionholders with copies of any notices circulars or other documents sent to stockholders of Unum Group.

12.	DATA PROTECTION
By accepting the grant of an Option, each Optionholder agrees to:

(a)
the collection, use and processing by Unum Group, Unum European Holding Company Limited, any other Constituent Company and any administrator of the Scheme of Personal Data relating to the Optionholder, for all purposes reasonably connected with the administration of this Scheme and the subsequent registration of the Optionholder or any other person as a holder of Shares acquired pursuant to the exercise of an Option;

(b)
Unum Group, Unum European Holding Company Limited, any other Constituent Company and any administrator of the Scheme transferring Personal Data to or between any such persons for all purposes reasonably connected with the administration of the Scheme;

(c)	the use of such Personal Data by any such person for such purposes in accordance with current data protection legislation; and

(d)	the transfer to and retention of such Personal Data by any third party for such purposes.

13.	AMENDMENTS

13.1	The Rules may be amended in any respect by resolution of the board of Unum Group provided that:

(a)
where any alteration is to the material advantage of Eligible Employees or Optionholders or would increase the limit specified in Rule 5.1, it will not be effective without the prior approval of Unum Group in general meeting;

(b)	where any amendment would abrogate or adversely affect the subsisting rights of Optionholders it will not be effective unless such amendment is approved by the board of Unum Group; and

(c)
where there is an amendment to a Key Feature, the board of Unum Group must comply, or procure that Unum European Holding Company Limited complies, with the requirement of paragraph 40B(6) of Schedule 3 to make a declaration in the annual return to HMRC for the relevant tax year that the requirements of Parts 2 to 7 of Schedule 3 are met in relation to this Scheme.

except that any amendment or addition which the board of Unum Group consider necessary or desirable in order to:

(d)	benefit the administration of this Scheme; or

(e)	comply with or take account of the provisions or any proposed or existing legislation; or

(f)	take account of any of the events mentioned in Rule 10; or

(g)
obtain or maintain favourable tax or regulatory treatment (by, from or with respect to any taxing or revenue authority) for Unum Group, Unum European Holding Company Limited or any other Constituent Company or any Optionholder,

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may be made by resolution of the board of Unum Group, or if authorised by the board of Unum Group, of the board of Unum European Holding Company Limited, provided that such amendments or additions do not affect a Key Feature of this Scheme. In any instance in this Section 13.1 in which the consent of the Board of Directors of Unum Group is required, its Human Resources Committee, comprised of independent directors of the Board of Directors of Unum Group, shall have the authority and/or responsibility to act or refrain from any action assigned under these Rules to the Board of Directors of Unum Group in accordance with action of such Board of Directors granting such authority.

13.2
Written notice of any material amendments to this Scheme, meaning for purposes of this Rule 13 any amendment to a Key Feature, shall be given to all Optionholders by Unum European Holding Company Limited within a reasonable time after any such amendment is approved.

14.	GENERAL

14.1
This Scheme shall commence upon the later of the date of approval by Unum Group in a general meeting and the date of its adoption by the board of Unum Group and shall (unless previously terminated by a resolution of the board of Unum Group) terminate upon the expiry of the period of 5 years from such date. Upon termination (howsoever occurring) no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

14.2
Unum Group will at all times keep available sufficient authorised and unissued Shares, or shall ensure that sufficient Shares will be available, to satisfy the exercise to the full extent still possible of all Subsisting Options, taking account of any other obligations of Unum Group to issue Shares.

14.3	Notwithstanding any other provisions of this Scheme:

(a)
this Scheme shall not form part of any contract of employment or agreement for service or services between any Constituent Company and any employee or officer of any such company and the rights and obligations of any individual under the terms of his office or employment with any Constituent Company shall not be affected by his participation in this Scheme or any right which he may have to participate in it and this Scheme shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever;

(b)
this Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Constituent Company directly or indirectly, or give rise to any cause of action at law or in equity against any Constituent Company; and

(c)
no Optionholder shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with any Constituent Company for any reason whatsoever.

14.4
Save as otherwise provided in this Scheme any notice or communication to be given to any Eligible Employee or Optionholder, but not including Option Certificates or share certificates, may be personally delivered, sent by electronic means, posted to a website generally accessible to such eligible Employees and Optionholders, or sent by ordinary post to his last known address. A notice delivered personally shall be deemed to have been received upon the earlier of delivery in person, acceptance or refusal to accept such communication. Where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped. Where a notice is sent electronically or posted to a website as described herein, the notice shall be deemed to have been received 24 hours after the same was sent or posted, as the case may be. Option Certificates or share certificates shall be delivered personally or sent by ordinary post to the last known address of

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the Eligible Employee or Optionholder concerned. Where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped. Option Certificates or share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Optionholder concerned and neither Unum Group, Unum European Holding Company Limited or any Constituent Company shall have any liability whatsoever to any such person in respect of any notification, document, Option Certificate or share certificate or other communication so given, sent to made.

14.5
All notices to be provided by any Eligible Employee or Optionholder or any representative thereof shall be delivered or sent to Unum European Holding Company Limited at its registered office and shall be effective upon receipt.

14.6	This Scheme and all Options granted under it shall be governed by and construed in accordance with English law.

14.7
Any dispute arising out of or in connection with this Scheme, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause.

(a)	the number of arbitrators shall be one;

(b)	the seat, or legal place, of arbitration shall be London, England;

(c)	the language to be used in the arbitral proceedings shall be English; and

(d)	the governing law of the contract shall be the substantive law of England.

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